Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Approves Purchase of Ryan Estate Shares

PITTSBURGH, January 3, 2005 – MSA (NYSE: MSA) has agreed to purchase 1,042,000 shares of MSA common stock held by the estate of Mary Irene Ryan, the late mother of MSA chairman and CEO John T. Ryan III, at a price of $46.36 per share. This transaction will reduce the number of shares outstanding and approximately offset the dilution of MSA stock which has occurred over the past 12 months. After this transaction, MSA will have 36,299,386 shares of common stock outstanding. The company continues to have authorization to repurchase an additional 200,000 shares.

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. MSA products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad offering of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand name. MSA has manufacturing operations throughout the United States and Europe and 28 international affiliates. More information about MSA is available on the company’s Web site at www.msanet.com.

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